Exhibit 99.1

Ryerson Reports First Quarter 2021 Results

Strong asset management and expense leverage yield exceptional results which illuminate balance sheet achievements

CHICAGO – May 5, 2021 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2021.

Q1 2021 Highlights:

•

Generated first quarter revenues of $1.15 billion, 13.6% higher than the year-ago period, driven by strong pricing and recovering metals demand. While gross margin contracted sequentially to 17.2% given transient LIFO accounting impacts, gross margin, excluding LIFO expanded during the quarter to 24.6%, an increase of 530 bps sequentially.

•	Exhibited exceptional working capital management, achieving a cash conversion cycle of 53 days, compared to 77 days for the first quarter of 2020.
•	Realized expense leverage as warehousing, delivery, selling, general and administrative expenses as a percentage of sales decreased by 240 bps sequentially.
•	Achieved net income attributable to Ryerson Holding Corporation of $25.3 million and Adjusted EBITDA, excluding LIFO of $123.5 million, $3.5 million higher than the full-year 2020.
•	Generated first quarter earnings per diluted share of $0.66, or adjusted earnings per diluted share of $0.26 excluding non-recurring items.
•	Reduced total debt by $354.7 million or 32.4% compared to the first quarter of 2020, lowering leverage ratio to 3.3x versus 5.5x a year ago.

$ in millions, tons in thousands except average selling prices and EPS
Financial Highlights:	Q1 2021	Q1 2020	Q4 2020	YoY	QoQ

Tons Shipped	543	566	492	(4.1%)	10.4%
Revenues	$1,147.3	$1,010.3	$853.0	13.6%	34.5%
Average selling prices	$2,113	$1,785	$1,734	18.4%	21.9%
Gross Margin, excl. LIFO	24.6%	17.4%	19.3%	720 bps	530 bps
Warehousing, delivery, general, & administrative expenses	$171.8	$155.7	$149.1	10.3%	15.2%
As a percentage of revenue	15.0%	15.4%	17.4%	-40 bps	-240 bps
Adjusted net income (loss)	$10.2	$15.8	$(6.6)	$(5.6)	$16.8
Diluted adjusted earnings (loss) per share	$0.26	$0.41	$(0.17)	$(0.15)	$0.43
Adj. EBITDA, excl. LIFO	$123.5	$34.4	$33.6	$89.1	$89.9
As a percentage of revenue	10.8%	3.4%	3.9%	740 bps	690 bps

Balance Sheet and Cash Flow Highlights:
Net debt	$698	$893	$679	(21.8%)	2.8%
Net debt / LTM Adj. EBITDA, excl. LIFO	3.3	x	5.5	x	5.7	x	(2.2	x)	(2.4	x)
Days of supply	61.3	73.5	68.0	(12.2)	(6.7)
Net cash provided by (used in) operating activities	$(47.3)	$72.8	$(18.8)	$(120.1)	$(28.5)

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “I want to thank my Ryerson teammates for performing exceedingly well in the first quarter of 2021 as we built upon improving demand and self-help initiatives and delivered higher Adjusted EBITDA, excluding LIFO than the full-year 2020 with exceptional asset management and expense leverage. I also want to thank our customers whose business we never take for granted and our suppliers for their support during what continues to be a time of market modulations without precedent or peer. Despite ongoing risks and challenges presented by the COVID-19 pandemic, Ryerson is harvesting the benefits of its improved operating model while further strengthening its balance sheet with opportunities to accelerate debt reduction in firm sight. We share a collective gratitude of working safely and together as we navigate through year two of the pandemic. We continue to invest in digitalization, value-add capabilities and Ryerson’s organizational culture to drive consistently great customer experiences at speed and scale across our intelligently interconnected metals service center network.”

First Quarter Results

Ryerson achieved revenues of $1.15 billion in the first quarter of 2021, an increase of 13.6 percent compared to $1.01 billion for the first quarter of 2020, with average selling prices 18.4 percent higher and tons shipped 4.1 percent lower. On a per day basis, tons shipped declined by 2.5 percent year-over-year. Gross margin contracted to 17.2 percent due to higher cost of goods sold recognition, compared to 18.0 percent for the fourth quarter of 2020 and 19.4 percent for the first quarter of 2020. Included in first quarter of 2021 cost of materials sold was LIFO expense of $83.8 million, compared to LIFO expense of $10.7 million in the fourth quarter of 2020, and LIFO income of $20.2 million in the first quarter of 2020. Removing the impact of LIFO, gross margin expanded to 24.6 percent in the first quarter of 2021 compared to 19.3 percent in the fourth quarter of 2020 and 17.4 percent in the first quarter of 2020. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this release.

In the first quarter of 2021, warehousing, delivery, selling, general, and administrative expenses increased by $16.1 million, or 10.3 percent compared to the same quarter last year, driven primarily by higher variable incentive compensation. However, Ryerson achieved expense leverage in the first quarter of 2021 as warehousing, delivery, selling, general, and administrative expenses decreased as a percentage of sales to 15.0 percent compared to 15.4 percent in the first quarter of 2020 and 17.4 percent in the fourth quarter of 2020.

Net income attributable to Ryerson Holding Corporation for the first quarter of 2021 was $25.3 million, or $0.66 per diluted share, compared to net income of $16.4 million, or $0.43 per diluted share, for the year-ago period. Included in first quarter 2021 net income is a gain on the sale of assets of $20.3 million. Adjusted net income attributable to Ryerson Holding Corporation, excluding the gain on sale of assets and the associated income taxes was $10.2 million for the first quarter of 2021, or $0.26 per diluted share compared to $15.8 million of adjusted net income, or $0.41 per diluted share, in the year-ago period. Additionally, due to the extreme commodity environment of the first quarter, the impact of LIFO cost of goods sold recognition was greater than anticipated. Adjusted net income attributable to Ryerson Holding Corporation excluding the impact of actual LIFO expense exceeding our fourth quarter LIFO expense estimate and the associated income taxes was $34.6 million, or $0.90 per diluted share. Ryerson achieved Adjusted EBITDA, excluding LIFO of $123.5 million in the first quarter of 2021, an increase of $89.1 million compared to the first quarter of 2020 and an increase of $89.9 million compared to the fourth quarter of 2020. A reconciliation of Adjusted net income (loss) to net income (loss) attributable to Ryerson Holding Corporation and Adjusted EBITDA, excluding LIFO to net income (loss) attributable to Ryerson Holding Corporation is included below in this news release.

Liquidity & Debt Management

Ryerson’s inventory days of supply decreased to 61 days as of the end of the first quarter of 2021, reflecting the improving demand conditions and simultaneous supply-side tensioning. This compares to 68 inventory days of supply for the fourth quarter of 2020 and 74 inventory days of supply for the same quarter last year. The Company continued to improve receivables and payables cycles in the first quarter, contributing to a cash conversion cycle of 53 days for the period, compared to 62 days for the fourth quarter of 2020 and 77 days for the year-ago period.

Ryerson’s use of operating cash in the first quarter of $47.3 million was driven by working capital investments and pension contributions. This compares to a use of operating cash of $18.8 million in the fourth quarter of 2020 and generation of $72.8 million in the year-ago period. In the first quarter of 2021, the Company sold its Renton, Washington facility, generating net proceeds of $26.3 million and recording a $20.3 million gain on the sale. Compared to the first quarter of 2020, the Company reduced total debt by $354.7 million, or 32.4%, lowering its leverage ratio to 3.3x versus 5.5x a year ago. Ryerson’s global liquidity rose during the period from $373 million as of December 31, 2020 to $583 million as of March 31, 2021 as the Company’s Adjusted EBITDA, excluding LIFO and working capital assets rose in value consistent with higher underlying commodity drivers and recovering demand.

Jim Claussen, Executive Vice President & Chief Financial Officer said, “Ryerson’s first quarter results highlight our teams’ ability to expertly manage our working capital assets throughout this extraordinary environment. The fruits of our balance sheet transformation achievements were also exhibited in our results as our leverage multiple decreased toward our target of 1 to 3x and our net book value of equity increased to $175 million driven by our net income generation and significantly decreased cash interest expense.”

Outlook Commentary

Although pandemic driven uncertainties persist, Ryerson is optimistic about the second quarter industry environment. At this point in the second quarter, demand fundamentals have continued to improve while supply-side constraints remain, resulting in price durability in all three of Ryerson’s primary commodities. Given these factors, Ryerson anticipates second quarter 2021 revenues in the range of $1.32 billion to $1.34 billion driven by sequential average selling prices growth of 12 to 14 percent and shipment growth of 1 to 3 percent. LIFO expense in the second quarter is expected to be in the range of $74 to $78 million as average inventory costs continue to rise. Therefore, Adjusted EBITDA, excluding LIFO is expected to be in the range of $131 to $135 million and earnings per diluted share are expected to be in the range of $0.49 to $0.60. A reconciliation of Adjusted EBITDA, excluding LIFO to net income is included below in this news release.

First Quarter 2021 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q1 2021	Q1 2020	Q4 2020	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	414	434	382	(4.6%)	8.4%	20.4%	26.3%
Aluminum	53	52	46	1.9%	15.2%	7.5%	7.8%
Stainless Steel	74	77	61	(3.9%)	21.3%	19.5%	15.3%

	Net Sales (millions)
	Q1 2021	Q1 2020	Q4 2020	Year-over-year	Quarter-over-quarter

Carbon Steel	$587	$511	$429	14.9%	36.8%
Aluminum	$241	$220	$194	9.5%	24.2%
Stainless Steel	$302	$263	$216	14.8%	39.8%

Earnings Call Information

Ryerson will host a conference call to discuss its first quarter results Thursday, May 6, 2021 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 888-254-3590 (U.S. & Canada) / 929-477-0448 (International) and using conference ID 3582914. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 3,900 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2020, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Fourth
	First Quarter		Quarter
	2021	2020	2020

NET SALES	$1,147.3	$1,010.3	$853.0
Cost of materials sold	949.4	814.5	699.1
Gross profit	197.9	195.8	153.9
Warehousing, delivery, selling, general, and administrative	171.8	155.7	149.1
Gain on sale of assets (1)	(20.3)	—	—
OPERATING PROFIT	46.4	40.1	4.8
Other income and (expense), net (2)	0.3	0.9	(10.0)
Interest and other expense on debt	(13.5)	(21.7)	(15.2)
INCOME (LOSS) BEFORE INCOME TAXES	33.2	19.3	(20.4)
Provision (benefit) for income taxes	7.6	2.9	(3.9)
NET INCOME (LOSS)	25.6	16.4	(16.5)
Less: Net income attributable to noncontrolling interest	0.3	—	0.2
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$25.3	$16.4	$(16.7)
EARNINGS (LOSS) PER SHARE
Basic	$0.66	$0.43	$(0.44)
Diluted	$0.66	$0.43	$(0.44)
Shares outstanding - basic	38.1	37.8	38.1
Shares outstanding - diluted	38.6	38.2	38.1

Supplemental Data :
Tons shipped (000)	543	566	492
Shipping days	63	64	61
Average selling price/ton	$2,113	$1,785	$1,734
Gross profit/ton	364	346	313
Operating profit/ton	85	71	10
LIFO expense (income) per ton	154	(36)	22
LIFO expense (income)	83.8	(20.2)	10.7
Depreciation and amortization expense	13.6	13.3	13.4
Cash flow provided by (used in) operating activities	(47.3)	72.8	(18.8)
Capital expenditures	(6.5)	(6.9)	(8.1)

(1) In the first quarter of 2021, we recorded a $20.3 million gain on the sale and leaseback of a property in Renton, Washington with net proceeds of approximately $26.3 million.
(2) The fourth quarter of 2020 includes a non-recurring $12.1 million pension settlement charge.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Adjusted EPS versus prior estimate
See Schedule 6 for Second Quarter 2021 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	March 31,	December 31,
	2021	2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$43.3	$61.4
Restricted cash	1.1	1.1
Receivables, less provisions of $2.1 at March 31, 2021 and $1.7 at December 31, 2020	544.1	378.9
Inventories	617.2	604.5
Prepaid expenses and other current assets	89.4	57.5
Total current assets	1,295.1	1,103.4
Property, plant, and equipment, at cost	819.1	822.9
Less: accumulated depreciation	407.2	401.1
Property, plant, and equipment, net	411.9	421.8
Operating lease assets	110.6	108.3
Other intangible assets	42.2	43.2
Goodwill	121.2	120.3
Deferred charges and other assets	5.2	5.1
Total assets	$1,986.2	$1,802.1
Liabilities
Current liabilities:
Accounts payable	$493.2	$365.1
Salaries, wages, and commissions	62.7	43.1
Other accrued liabilities	98.9	78.3
Short-term debt	18.1	13.8
Current portion of operating lease liabilities	21.8	20.7
Current portion of deferred employee benefits	6.6	6.6
Total current liabilities	701.3	527.6
Long-term debt	723.3	726.2
Deferred employee benefits	211.6	231.6
Noncurrent operating lease liabilities	92.3	93.0
Deferred income taxes	63.3	58.2
Other noncurrent liabilities	19.7	20.4
Total liabilities	1,811.5	1,657.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 38,329,897 shares issued at March 31, 2021 and December 31, 2020	0.4	0.4
Capital in excess of par value	384.7	383.1
Retained earnings	59.1	33.8
Treasury stock, at cost - Common stock of 212,500 shares at March 31, 2021 and December 31, 2020	(6.6)	(6.6)
Accumulated other comprehensive loss	(269.4)	(271.9)
Total Ryerson Holding Corporation Stockholders' Equity	168.2	138.8
Noncontrolling interest	6.5	6.3
Total Equity	174.7	145.1
Total Liabilities and Stockholders' Equity	$1,986.2	$1,802.1

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)
			Fourth
	First Quarter		Quarter
	2021	2020	2020

Net income (loss) attributable to Ryerson Holding Corporation	$25.3	$16.4	$(16.7)
Interest and other expense on debt	13.5	21.7	15.2
Provision (benefit) for income taxes	7.6	2.9	(3.9)
Depreciation and amortization expense	13.6	13.3	13.4
EBITDA	$60.0	$54.3	$8.0
Gain on sale of assets	(20.3)	—	—
Reorganization	0.3	0.8	3.7
Foreign currency transaction gains	—	(0.1)	(0.1)
(Gain) loss on retirement of debt	—	(0.8)	1.5
Pension settlement charge	—	—	12.1
Purchase consideration and other transaction costs	—	0.4	—
Other adjustments	(0.3)	—	(2.3)
Adjusted EBITDA	$39.7	$54.6	$22.9

Adjusted EBITDA	$39.7	$54.6	$22.9
LIFO expense (income)	83.8	(20.2)	10.7
Adjusted EBITDA, excluding LIFO expense (income)	$123.5	$34.4	$33.6

Net sales	$1,147.3	$1,010.3	$853.0

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	10.8%	3.4%	3.9%

Gross profit	$197.9	$195.8	$153.9

Gross margin	17.2%	19.4%	18.0%

Gross profit	$197.9	$195.8	$153.9
LIFO expense (income)	83.8	(20.2)	10.7
Gross profit, excluding LIFO expense (income)	$281.7	$175.6	$164.6

Gross margin, excluding LIFO expense (income)	24.6%	17.4%	19.3%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, gain on insurance settlement, gain or loss on retirement of debt, pension settlement charge, purchase consideration and other transaction costs, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Fourth
	First Quarter		Quarter
	2021	2020	2020

Net income (loss) attributable to Ryerson Holding Corporation	$25.3	$16.4	$(16.7)

Gain on sale of assets	(20.3)	—	—
(Gain) loss on retirement of debt	—	(0.8)	1.5
Pension settlement charge	—	—	12.1
Provision (benefit) for income taxes	5.2	0.2	(3.5)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$10.2	$15.8	$(6.6)

Diluted adjusted earnings (loss) per share	$0.26	$0.41	$(0.17)

Shares outstanding - diluted	38.6	38.2	38.1

Note: Adjusted net income and Adjusted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)
			Fourth
	First Quarter		Quarter
	2021	2020	2020

Net cash provided by (used in) operating activities	$(47.3)	$72.8	$(18.8)
Capital expenditures	(6.5)	(6.9)	(8.1)
Proceeds from sales of property, plant, and equipment	29.0	—	—
Free cash flow	$(24.8)	$65.9	$(26.9)

Market capitalization	$649.5	$201.0	$519.9

Free cash flow yield	(3.8%)	32.8%	(5.2%)

Note: Market capitalization is calculated using March 31, 2021, December 31, 2020, and March 31, 2020 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Impact of Difference in LIFO Expense Estimate Versus Actual Results Adjusted Net Income and Adjusted Earnings Per Share
(Dollars in Millions)

First
Quarter
2021

Adjusted net income attributable to Ryerson Holding Corporation (see Schedule 3)	$10.2
Less: Difference in actual vs. estimated LIFO expense per fourth quarter 2020 earnings release	32.8
Less: Provision for income taxes on difference of LIFO expense	(8.4)
Adjusted net income attributable to Ryerson Holding Corporation excluding impact of difference in actual LIFO expense exceeding fourth quarter LIFO expense estimate	$34.6

Diluted adjusted earnings per share excluding impact of difference in actual LIFO expense that exceeded fourth quarter estimate	$0.90

Shares outstanding - diluted	38.6

Note: Adjusted net income attributable to Ryerson Holding Corporation and Adjusted earnings per share excluding the impact of the difference in actual LIFO expense exceeding fourth quarter LIFO expense estimate is presented to provide a means of comparison between Ryerson's earnings in the first quarter of 2021 and management's estimate of LIFO expense as of the fourth quarter of 2020 as reported on our earnings release and actual earnings during the first quarter of 2021.

Schedule 6
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Second Quarter 2021 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Second Quarter 2021
	Low	High
Net income attributable to Ryerson Holding Corporation	$19	$23

Diluted earnings per share	$0.49	$0.60

Interest and other expense on debt	14	14
Provision for income taxes	7	9
Depreciation and amortization expense	13	13
EBITDA	$53	$59
Adjustments	—	2
Adjusted EBITDA	$53	$61
LIFO expense	78	74
Adjusted EBITDA, excluding LIFO income	$131	$135

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.